Filed pursuant to Rule 433

Registration Statement 333-163050

Relating to Preliminary Prospectus Supplement dated December 17, 2009

December 17, 2009

NOTICE OF RESULTS OF AUCTION

BANCO NACIONAL DE PANAMÁ, acting not in its individual capacity but solely as trustee of FONDO FIDUCIARIO PARA EL DESARROLLO

(A trust fund created under the laws of the Republic of Panama (the “Republic”))

auction of outstanding

6.700% U.S. Dollar-Denominated Amortizing

Global Bonds due 2036 (the “Bonds”)

OF

THE REPUBLIC OF PANAMA

In connection with the auction of Bonds held today by the Banco Nacional de Panamá, acting not in its individual capacity but solely as trustee of Fondo Fiduciario para el Desarrollo (the “Fiduciary Fund”), a trust fund created under the laws of the Republic (in such capacity, the “Seller”), the Seller wishes to advise the investors that submitted Indications of Interest in the auction as follows:

The Seller acknowledges with gratitude the very strong participation of the investment community in the auction process for the Bonds. Nearly $600,000,000 of bids were received pursuant to the auction. Nevertheless, the Seller has determined that the overall results of the auction are not compatible with the requirements of the Fiduciary Fund. Accordingly, the Seller has determined not to sell any Bonds in the auction process, and will not proceed with the contemplated auctions of its 8.125% Global Bonds due 2034 and 8 7/8% U.S. Dollar-Denominated Global Bonds due 2027 at this time. Once again, the Seller thanks the investment community for its interest and participation in the auction process.

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A preliminary prospectus supplement of the Republic of Panama accompanies the free-writing prospectus and is available from the SEC’s website at http://sec.gov/Archives/edgar/data/76027/000119312509254171/d424b7.htm

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling, toll-free, Citigroup Capital Markets Inc. at 1-(877) 858-5407.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or other notice was automatically generated as a result of this communication being sent via Bloomberg or another email system.

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